ARTICLES OF AMENDMENT TO THE
                   ARTICLES OF INCORPORATION OF

                     OGDEN MCDONALD & COMPANY
                       CHANGING ITS NAME TO

                    WORLDWIDE PETROMOLY, INC.

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:  The name of the Corporation is OGDEN MCDONALD & COMPANY.

     SECOND: The following amendments were adopted on September 16, 1996 by the Board of Directors, and on October 11, 1996 by a vote of the Shareholders of the Corporation, in the manner prescribed by the Colorado Business Corporation Act. The number of shares voted for the amendments was sufficient for approval.

     ARTICLE I - NAME shall be amended to read as follows:

                        "ARTICLE I - NAME

     The name of the Corporation is WORLDWIDE PETROMOLY, INC."


     ARTICLE XIII - LIMITATION OF LIABILITY  OF DIRECTORS
     TO CORPORATION AND SHAREHOLDERS shall be added as follows:

             "ARTICLE XIII - LIMITATION OF LIABILITY
           OF DIRECTORS TO CORPORATION AND SHAREHOLDERS

No Director shall be liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under C.R.S. Section 7-108-403 or any amendment thereto or successor provision thereto; (b) shall have breached the director's duty of loyalty to the Corporation or its shareholders; (c) shall have not acted in good faith or, in failing to act, shall not have acted in good faith; (d) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law; or (e) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by Colorado law or as may be permitted in the future by changes or enactments in Colorado law, including without limitation C.R.S. Section 7-102-102 and/or C.R.S. Section 7-108-402."

     THIRD: The manner, if not set forth in such amendments, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendments shall be effected, is as follows: Not applicable.

     DATED: October 11, 1996

                                   OGDEN MCDONALD & COMPANY
                                      (Changing its name to
                                      WORLDWIDE PETROMOLY, INC.)

                                    By /s/ Gilbert Gertner
                                      Gilbert Gertner
                                      Chairman of the Board of Directors